Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 4, 2017, with respect to the consolidated financial statements of Biofrontera AG contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ WARTH & KLEIN GRANT THORNTON AG

Düsseldorf, Germany
January 25, 2018